EXHIBIT 16.1

BOYLE CPA, LLC

BAYVILLE, NJ 08721

January 2, 2023

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

On December 5, 2022, we were notified that we were terminated as the independent registered public accounting firm of Sparta Commercial Services, Inc.

We have read the statements of Sparta Commercial Services, Inc. included under Item 4.01 on Form 8-K to be filed with the Securities and Exchange Commission. We agree with such statements as they pertain to our firm.

/s/ BOYLE CPA, LLC

Boyle CPA, LLC
Red Bank, NJ